Exhibit 10.8

August 28, 2013

Mr. Arthur J. Fratamico

Dear Art:

This letter agreement (the “Agreement”) sets forth the terms of your continued employment with Flexion Therapeutics, Inc. (the “Company”), in the full time position of Chief Business Officer, reporting to Michael Clayman, Chief Executive Officer. This Agreement will become effective upon your execution below. As of its effective date this Agreement will replace and supersede in its entirety the letter agreement between you and the Company dated May 10, 2012 (the “Prior Agreement”), except that the terms of your Proprietary Information, Inventions, Non-Solicitation, and Non-Competition Agreement executed on May 27, 2012 shall continue to apply.

Your compensation package includes:

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An initial base salary at the rate of $12,721,92 on a semi-monthly basis (which equates to $305,326 on an annualized basis), less payroll deductions and all required withholdings, payable in accordance with the Company’s standard payroll practices as may be modified from time to time;

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A discretionary target performance bonus of 30% of your base salary (which bonuses are calculated annually), subject to approval by the Board of Director of the Company (the “Board”). The amount of the bonus shall be based upon Company performance, individual performance and, if applicable, achievement of specific objectives, each as determined by the Company in its sole discretion. You must be employed in good standing at the time that bonuses are paid out in order to be eligible for such a bonus for a particular year;

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You will be eligible to receive grants of stock options or other equity awards for shares of the Company’s common stock at the discretion of the Board. Any stock options or other equity awards that you have previously been granted by the Company (including the stock option for 987,000 shares of common stock granted to you in connection with your May 29, 2012 commencement of employment that vested over a four year period from such start date) will continue to be governed in all respects by the terms of the applicable award grant notices, award agreements and plan documents.

Your employment is subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. You will be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during your employment. All matters of eligibility for coverage or employee benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. For a brief overview of what is currently available, please see the attached summary.

Your employment with the Company is “at will”, which means that the Company may modify the terms of employment at any time, and either you or the Company may terminate your employment at any time for any or no reason, with or without prior notice. Along these same lines, please note that nothing in this

Agreement is a promise or guarantee of employment for any specific period of time or for continued employment. In addition, please be advised that by executing this Agreement you agree to continue to abide by your Proprietary Information, Inventions, Non-Solicitation, and Non-Competition Agreement in substantially the form of Exhibit A attached hereto.

Payment Upon Separation: In the event of termination, regardless of the reasons for such termination, the Company shall pay your base salary and accrued but unused vacation up to and through the date of termination, less applicable payroll and tax withholdings (the “Accrued Obligations”).

Eligibility for Severance Pay: If your employment is terminated by the Company without Cause, as defined below, or by you with Good Reason, as defined below and, provided that you (a) sign and do not revoke a general release of legal claims in a form and scope acceptable to the Company (the “Release”) within the applicable deadline set forth therein and permit the Release to become effective in accordance with its terms, which must occur no later than the Release Deadline, as defined below, and (b) fully comply with your obligations under the Non-Competition Agreement, in addition to the Accrued Obligations, you shall be eligible to receive the following benefits:

(i)	You shall continue to receive your then-current Base Salary (ignoring any decrease that forms the basis for your termination for Good Reason, if applicable) for a six (6) month period that shall commence effective no later than on the day after the Release becomes fully effective.

(ii)	If you are eligible for and timely elect to continue your health insurance coverage under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985 or the state equivalent (“COBRA”) following your termination date, the Company will pay the COBRA group health insurance premiums for you and your eligible dependents until the earliest of (A) the close of the six (6) month period following the termination of your employment (the “COBRA Payment Period”), (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. For purposes of this Section, references to COBRA premiums shall not include any amounts payable by you under a Section 125 health care reimbursement plan under the U.S. Internal Revenue Code. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether you elect continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly installments on the same schedule that the COBRA premiums would otherwise have been paid and shall be equal to the amount that the Company would have otherwise paid for COBRA premiums, and shall be paid until the earlier of (i) expiration of the COBRA Payment Period or (ii) the date you voluntarily enroll in a health insurance plan offered by another employer or entity.

(iii)	In addition to the benefits set forth in above, if your termination occurs within twelve (12) months following a Change in Control, as defined below, the vesting of all of your outstanding equity awards that are subject to time-based vesting requirements shall accelerate in full such that all such equity awards shall be deemed fully vested as of the date of such termination.

For the avoidance of doubt, you shall not be eligible for severance and continued benefits (other than the Accrued Obligations) if you resign without Good Reason, are terminated by the Company for Cause or due to your death or disability.

For purposes of this Agreement, the following terms shall have the following meanings:

a)	“Cause” means the occurrence of any of the following events: (i) your commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) your attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) your intentional, material violation of any contract or agreement between you and the Company or of any statutory duty owed to the Company; (iv) your unauthorized use or disclosure of the Company’s confidential information or trade secrets; (v) your gross misconduct, or (vi) the failure or refusal by you to perform the material duties and responsibilities of your position. The determination that a termination is either for Cause or without Cause shall be made by the Company in its sole discretion. Any determination by the Company that you were terminated by reason of dismissal without Cause for the purposes of outstanding stock awards held by you shall have no effect upon any determination of the rights or obligations of the Company or you for any other purpose.

b)

“Change in Control’ means the occurrence, in a single transaction or in a series of related transactions, of anyone or more of the following events: (i) any person or entity becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction, provided that notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other person or entity from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of ownership held by any person or entity (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the owner of any additional voting securities that, assuming the repurchase of other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur; (ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such transaction; (iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur; or (iv) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition.

i.	For the avoidance of doubt, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company. Notwithstanding the foregoing or any other provision of this Agreement, the Board may, in its sole discretion and without your consent, amend the definition of “Change in Control” to conform to the definition of “Change in Control” under Section 409A of the Code, and the regulations there under.

c)	“Good Reason” means your voluntary resignation of employment with the Company (after written notice and an opportunity to cure, as described below) upon one or more of the following events that occur without your express written consent: (i) a material reduction in your duties, authority or responsibilities relative to your duties, authority or responsibilities in effect immediately prior to such reduction; (ii) a material reduction by the Company in your annual base salary, which you and the Company agree is a reduction of at least 10% of your base salary; provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in your annual base salary that is pursuant to a salary reduction program affecting substantially all of the employees of the Company and that does not adversely affect you to a greater extent than other similarly situated employees; or (iii) relocation of your principal place of employment to a location that increases your one-way commute from your principal residence by more than fifty (50) miles, except for travel in the ordinary course of Company business.

In order to resign for “Good Reason”, you must provide the Company (or its successor, if applicable) with written notice of the existence of one or more of the foregoing events within thirty (30) days after its initial existence and if the Company (or its successor, if applicable) has not remedied such condition within thirty (30) days after your written notice is received by the Company (or its successor, if applicable), you must terminate your service with the Company (or its successor, if applicable) within ninety (90) days after the initial existence of such event.

Section 409A. Notwithstanding anything in this Agreement to the contrary, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance benefits shall not commence until you have a “Separation from Service” (as defined under U.S. Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder). Each installment of severance benefits is a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and you are, upon Separation from Service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after your Separation from Service, or (ii) your death.

You shall receive severance benefits only if you execute and return to the Company the Release within the applicable time period set forth therein and permit such Release to become effective in accordance with its terms, which date may not be later than sixty (60) days following the date of your Separation from Service (such latest permitted date, the “Release Deadline”). If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which your Separation from Service occurs, the Release will not be deemed effective any earlier than the Release Deadline. None of the severance benefits will be paid or otherwise delivered prior to the effective date of the Release. Except to the minimum extent that payments must be delayed because you are a “specified employee” or until the effectiveness of the Release, all amounts will be paid as soon as practicable in accordance with the schedule provided herein and in accordance with the Company’s normal payroll practices.

The severance benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.

Section 280G. If any payment or benefit you will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Agreement or otherwise (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

Unless you and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change of control transaction triggering the Payment shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change of control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other time as requested by you or the Company.

If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this section and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this section so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this section, you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

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By signing this Agreement you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.

By signing this Agreement, you acknowledge that the terms described in this Agreement, together with the Proprietary Information, Inventions, Non-Solicitation, and Non-Competition Agreement attached hereto, set forth the entire understanding between us and supersedes any prior representations or agreements, whether written or oral, except for any outstanding stock option, restricted stock or other equity award agreement previously entered into between you and the Company; there are no terms, conditions, representations, warranties or covenants other than those contained herein. No term or provision of this Agreement may be amended waived, released, discharged or modified except in writing, signed by you and an authorized officer of the Company, except that the Company may, in its sole discretion, adjust salaries, incentive compensation, stock plans, benefits, job titles, locations, duties, responsibilities, and reporting relationships.

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Art, we look forward to your continued employment as part of the Flexion team and you continuing to be a part of the energy and excitement to realize our business plan. Please indicate your acceptance of this Agreement by signing below and returning to me.

Sincerely,

/s/ Michael D. Clayman, M.D.

Michael D. Clayman, M.D.

Chief Executive Officer

ACCEPTED AND AGREED TO:

Name:	/s/ Arthur J. Fratamico	Date:	9/3/13

Attachments:	Proprietary Information, Inventions, Non-Solicitation and Non-Competition Agreement Employee Benefits Overview